Exhibit 5a1

                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 408-5100


                                           February 1, 2000


Fortune Brands, Inc.
300 Tower Parkway
Lincolnshire, Illinois  60069

Ladies and Gentlemen:

         We have acted as counsel for Fortune Brands, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of 12,000,000 shares of the Company's Common Stock, par value $3.125 per share (the "Common Stock"), issuable or transferable upon exercise of stock options or stock appreciation rights or pursuant to performance awards, awards of restricted stock or other stock-based awards under the Fortune Brands, Inc. 1999 Long-Term Incentive Plan (the "Plan").

         As counsel for the Company, we are familiar with the Restated Certificate of Incorporation of the Company, the By-laws of the Company and the Company's corporate proceedings in respect of the authorization for issuance of Common Stock in connection with the Plan.

         Based upon the foregoing and having regard for legal considerations which we deem relevant, we are of the opinion that when the Registration Statement on Form S-8 with respect to the shares of Common Stock issuable or transferable upon exercise of stock options and stock appreciation rights or pursuant to restricted stock awards, performance awards and other stock-based awards under the Plan has become effective under the Act, any



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Fortune Brands, Inc.                    -2-                    February 1, 2000

and all of such shares of Common Stock, when issued or transferred in accordance with the provisions of the Plan, will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

         We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and any reported judicial decisions interpreting these laws, and the Federal laws of the United States.



                                                      Very truly yours,

                                                      CHADBOURNE & PARKE LLP